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                                                                     EXHIBIT 5.1

                                 July 6, 1999



Focal Communications Corporation
200 North LaSalle Street
Suite 1100
Chicago, Illinois 60601

           Re: 10,350,000 Shares of Common Stock, Par Value $0.01
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Ladies and Gentlemen:

          We have acted as counsel for Focal Communications Corporation (the "Company") in connection with the issuance and sale by the Company of 9,000,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") in accordance with the Underwriting Agreement (the "Underwriting Agreement") among the Company and the Underwriters listed in Schedule I thereto (the "Underwriters") and up to an 1,350,000 additional shares of Common Stock that may be issued and sold by the Company pursuant to an over-allotment option granted to the Underwriters (the 9,000,000 and 1,350,000 shares, collectively referred to herein as the "Shares").

          We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion. In rendering this opinion, we have assumed that the signatures on all documents examined by us are genuine and that the person who affixed such signature to such documents had authority to do so, including corporate and fiduciary authority and, in the case of consents of holders of shares of Common Stock, authority for such accounts and trusts in which such shares have been held.

          Based on the foregoing and the following assumptions, it is our opinion that, when issued and sold to the Underwriters pursuant to the Underwriting Agreement against payment of consideration therefor as provided therein, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

          In rendering the foregoing opinion, we have assumed that, prior to the issuance and sale of the Shares to the Underwriters pursuant to the Underwriting Agreement, (i) an Amended and Restated Certificate of Incorporation in the form previously provided to us by the Company, duly approved and adopted by the Company's Board of Directors and stockholders and authorizing the Company to issue a total of 100,000,000 shares of Common Stock, will have been duly filed with the Secretary of State of the State of Delaware and will be in full force and effect at all times at which the Shares are offered or sold by the Company,
(ii) Amended and Restated By-laws, in the form previously provided to us by the Company, will have been duly approved and adopted by the Company's Board of Directors and stockholders and will be in full force and effect at all times at which the Shares are offered or sold by the Company and (iii) resolutions authorizing the Company to issue, offer and sell the

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Focal Communications Corporation
July 6, 1999
Page 2


Shares will have been duly adopted by the Company's Board of Directors and will be in full force and effect at all times at which the Shares are offered or sold by the Company.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (Reg. No. 333-77995) as amended through Amendment No. 2 dated the date hereof filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended, and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                             Very truly yours,

                                         /s/ JONES, DAY, REAVIS & POGUE